Banc of California Announces Common Stock Dividend

Irvine, Calif. (December 10, 2013) Banc of California, Inc. (NASDAQ: BANC), the bank holding company for Banc of California, National Association, today announced that the Board of Directors has declared a quarterly cash dividend of $0.12 per share on its outstanding common stock. The dividend will be payable on January 2, 2014 to shareholders of record as of December 20, 2013.  Based upon the trading price as of December 9, 2013 of $12.77, this cash dividend results in an annualized dividend yield of 3.76%.

This will be the eleventh cash dividend that is subject to Banc of California’s Dividend Reinvestment Plan (DRIP). All registered shareholders participate in the DRIP program unless an “opt-out” form is submitted to Banc of California’s transfer agent, Registrar and Transfer Company.  Participants in the DRIP program are able to convert the value of their cash dividend into the direct purchase of stock from the Company at a 3% discount from the applicable market price.

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ: BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.5 billion in consolidated assets and more than 60 banking locations.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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